                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ECONNECT, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                                                 43-1239043
        ------                                                 ----------
(State of Incorporation)                                (I.R.S. Employer ID No.)

  1010 N. Central Ave., Glendale, California                     91202
  ------------------------------------                           -----
(Address of principal executive offices)                      (Zip Code)

               Consulting Agreements dated September 10, 2002; and
              2003 Special Stock Option Plan dated January 2, 2003
                 ----------------------------------------------
                            (Full title of the Plan)

                      William B. Haseltine, Attorney at Law
             604 North Greenbrier Street, Arlington, Virginia 22203
             ------------------------------------------------------
                     (Name and address of agent for service)

                                 (703) 276-1919
          (Telephone number, including area code, of agent for service)

                                             CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Title of Securities to       Amount to be          Proposed Maximum      Proposed Aggregate          Amount of
     be Registered             Registered          Offering Price Per       Offering Price        Registration Fee
                                                         Share
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
 Common Stock                   118,303,528             $0.006 (1)             $709,821               $65.30
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

(1) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the NASD's OTC Bulletin Board on January 10, 2003.

         Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-74524, are hereby incorporated by reference. The Consulting Agreement filed as an exhibit with the S-8, No. 333-87438, filed on May 2, 2002, is incorporated by reference herein.

         The Consulting Agreement that is incorporated by reference herein is the same as that which is between the Company and the following individuals for the amount of shares indicated. These individuals are involved in development of the businesses of the Company in the area of support for financial, legal, operational and marketing assistance, and for the development and establishment of retail contacts: William Haseltine 7,103,528 ; Gilbert Serrano 5.5 million; Allen Treffry 4.5 million; Don Yarter 3.0 million; Chris Jensen 5.5 million; Quinn Brady 1.5 million; Roger Swanson 1.5 million ; John Hogel 3.0 million; Bob Atwell 3.0 million; Peter Jensen 2.2 million; Chris Payne 4.0 million; Diedra Girardeau 3.0 million; Griselle Colon 3.0 million; John Fishbein 1.0 million; Julie Saxton 4.5 million; Steve Strobell 3.0 million; Darrell Dixon 500,000; Wayne Hall 2.0 million; Shone Clark 1.3 million; Erin Lovejoy 1.0 million; Shari Coffin 1.0 million; Vijay Ragavan 1.0 million; Jack Hall 1.0 million; Teawz Abdur-Raheem 500,000; Aaron Atkinson 4.0 million; Cathy Rangel 1.0 million; Rex Burnett 3.0 million; Matt Crawford 2.0 million; Jeff Leichter 1.0 million; Natalya R. Davis 3.0 million; Jenisha E. Cartagena 3.0 million; Allyson Penn 3.0 million; Jim Clinton 1.0 million Daniel H. Fried 3.0 million.

         Information regarding the Non-qualified Option Agreement is set forth below.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by eConnect, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

         a. The audited consolidated financial statements of the Registrant contained in the Registrant's Annual Report on Form 10-KSB, for the period ending December 31, 2001, filed on April 16, 2002 by the Registrant under Section 15(d) of Securities Exchange Act of 1934 (the "Exchange Act").

         b. The Registrant's Quarterly Reports on Form 10-QSB for the Quarterly Periods ended March 31, 2002, June 30, 2002 and September 30, 2002 (File No 33-68570).

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Registrant's common stock is subject to the reporting requirements of the Securities Exchange Act of 1934. The Registrant currently has 139,437,059 shares of common stock issued and outstanding as of January 13, 2003. Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.
Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 6. Indemnification of Directors and Officers

Limitation of Liability.

          The articles of incorporation of the company provide that no Director or Officer of this company shall be liable to the company or its stockholders for any breach of fiduciary duty as Officer or Director of this company. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation or law, or the payment of dividends in violation of NRS 78.300.

Indemnification.

     *    Articles of Incorporation.

          The articles of incorporation of the company provide that all expenses incurred by officers or directors in defending a civil or criminal action, suit, or proceeding, must be paid by this company as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of the company.

     *    Bylaws.

          The bylaws of the company provide the following with respect to indemnification:

          Each indemnitee of the company shall be indemnified and held harmless by the company for all actions taken by him or her, and for all omissions (regardless of the date of any such action or omission), to the fullest extent permitted by Nevada law, against all expense, liability and loss (including, without limitation, attorney fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any proceeding. Indemnification pursuant to this section shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. The company may, by action of its board of directors, and to the extent provided in such action, indemnify employees and other persons as though they were indemnitees. The rights to indemnification as provided shall be non-exclusive of any other rights that any person may have or hereafter acquire under an statute, provision of the company's articles of incorporation or bylaws, agreement, vote of stockholders or directors, or otherwise.

          The company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company in such capacity for another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in such capacity, whether or not the company has the authority to indemnify him or her against such liability and expenses.

          The other financial arrangements which may be made by the company may include, but are not limited to, (a) creating a trust fund; (b) establishing a program of self-insurance; (c) securing its obligation of indemnification by granting a security interest or other lien on any of the company's assets, and
(d) establishing a letter of credit, guarantee or surety. No financial arrangement made pursuant to this section may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancing expenses or indemnification ordered by a court. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the company or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the company. In the absence of fraud:

     . the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section, and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

     . the insurance or other financial arrangement is not void or voidable; does not subject any director approving it to personal liability for his action; and even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     *    Nevada Revised Statutes.

     . NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

          (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     . NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

          (1) Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (i) By the stockholders;

          (ii) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (iii) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (iv) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

          (2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

          (3) The indemnification and advancement of expenses authorized in NRS
          78.7502 or ordered by a court pursuant to this section:

          (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action.

          (ii) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     . NRS 78.752 Insurance and other financial arrangements against liability of directors, officers, employees and agents.

          (1) A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

          (2) The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

          (i) The creation of a trust fund.

          (ii) The establishment of a program of self-insurance.

          (iii) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

          (iv) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

          (3) Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

          (4) In the absence of fraud:

          (i) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

          (ii) The insurance or other financial arrangement:

                (A) Is not void or voidable; and

                (B) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

          (5) A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS."

Undertaking.

          The company undertakes the following:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 8. Exhibits

Exhibit Number       Description
--------------       -----------

5.1                  Opinion of William B. Haseltine, Esq.

23.1                 Consent of William B. Haseltine, Esq (included in Exhibit
                     5.1 to this Registration Statement)

23.2                 Consent of L.L. Bradford, LLC

99.1                 2003 Special Stock Option Plan

Item 9. Undertakings

a.       The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:
                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;
                  ii. To reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the in the Registration Statement;
                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Seciton 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
                  iv. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defencse of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, California on the 13th day of January, 2003.

                                                       ECONNECT, INC.
                                                        (Registrant)

                                                 /s/ Christopher A. Jenson
                                                 -----------------------------
                                                  By: Christopher A. Jenson
                                               Title: Chief Executive Officer